As filed with the Securities and Exchange Commission on May 27, 2022
Registration No. 333-________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ORRSTOWN FINANCIAL SERVICES, INC.
 (Exact name of registrant as specified in its charter)

Pennsylvania	23-2530374
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 East King Street, P.O. Box 250, Shippensburg, PA	17257
(Address of principal executive offices)	(Zip code)

2011 Orrstown Financial Services, Inc. Stock Incentive Plan
(as amended and restated effective April 26, 2022)
(Full title of the plan)

Thomas R. Quinn, Jr., President & CEO
Orrstown Financial Services, Inc.
77 East King Street
Shippensburg, Pennsylvania 17257
(Name and address of agent for service)

(717) 532-6114
(Telephone number, including area code, of agent for service)

Copies to:

Kenneth J. Rollins, Esquire
Pillar Aught LLC
4201 E. Park Circle
Harrisburg, Pennsylvania 17111
(717) 308-9910

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.			☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed in accordance with General Instruction E to Form S-8 to register an additional 400,000 shares of common stock, no par value (“Common Stock”), of Orrstown Financial Services, Inc. (the “Company”) issuable pursuant to awards that may be granted under the 2011 Orrstown Financial Services, Inc. Stock Incentive Plan, as amended and restated effective April 26, 2022 (the “Plan”), which was approved at the Company’s 2022 Annual Meeting of Shareholders (the “Annual Meeting”). The Company’s shareholders authorized the amendment and restatement of the Plan at the Annual Meeting solely to increase the share reserve under the Plan to a maximum of 1,281,920 shares of Common Stock issuable pursuant to awards that may be granted under the Plan. The Company previously filed with the Securities and Exchange Commission (the “Commission”) Registration Statements on Form S-8 on June 3, 2011 (File No. 333-174720), to register 381,920 shares of Common Stock authorized under the Plan (the “Original Registration Statement”), and May 24, 2018 (File No. 333-225169), to register an additional 500,000 shares of Common Stock issuable under the Plan (the “2018 Registration Statement”). Accordingly, this Registration Statement is required to register the additional shares authorized for issuance under the Plan. Except as supplemented by the information set forth below, the contents of the Original Registration Statement, as supplemented by the 2018 Registration Statement, are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.     Plan Information.
The documents containing the information specified in this Part I of Form S-8 will be sent or given to Plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.     Registrant Information and Employee Plan Annual Information.
The Company will furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Company will also furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of other documents required to be delivered to employees of the Company under Rule 428(b). Requests should be directed to: Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257; Attention: Matthew Dyckman, Executive Vice President, General Counsel; telephone number (717) 510-7262.

 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.
The following documents previously filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):

    (a)    The Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 11, 2022.
    (b)    The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 5, 2022.
    (c)    The Company’s Current Reports on Form 8-K filed with the Commission on January 19, 2022 (filed portion only), February 8, 2022 (filed portion only), March 10, 2022, April 11, 2022, April 19, 2022 (filed portion only), April 26, 2022 (filed portion only), and April 27, 2022.
    (d)    The description of the Company’s common stock set forth in its registration statement on Form 8-A/A filed with the Commission on January 28, 2010, pursuant to the Exchange Act, as updated by the description of the Company’s common stock contained in Exhibit 4.5 to the Company’s Form 10-K for the fiscal year ended December 31, 2021 filed with the Commission on March 11, 2022, and including any subsequent amendments or reports filed for the purpose of updating such description.
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.

Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.
All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.
Item 4.    Description of Securities.

Not applicable.

Item 5.    Interest of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Officers and Directors.
Sections 1741-1743 of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation unless and only to the extent a court determines that the person is fairly and reasonably entitled to indemnification. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Section 1746 of the BCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure or act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Section 1747 of the BCL authorizes a corporation to purchase insurance for directors and other representatives. The foregoing statement is subject to the detailed provisions of Section 1741-1850 of the BCL.
The Company’s bylaws provide for indemnification of directors and officers to the extent provided in the BCL. In accordance with Section 1713 of the BCL, the bylaws of the Company also include a provision that the directors of the Company shall not be personally liable for monetary damages such for any action taken, or failure to take any action, unless: (1) the director has breached or failed to perform the duties of his or her office in good faith, in a manner he or she reasonably believes to be in the best interests of the Company and with such care, including reasonably inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances; and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Pursuant to Section 1713 of the BCL, this limitation of personal liability does not apply to (i) the responsibility or liability of a director pursuant to any criminal statute or (ii) the liability of a director for the payment of taxes pursuant to federal state or local law.
Further, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Company’s articles of incorporation.
Notwithstanding the foregoing, indemnification payments may only be made to directors and officers to the extent such payments are not inconsistent with applicable banking regulation.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Document

4.1	Specimen Common Stock Certificate, incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form S-3 filed on February 8, 2010
5.1	Opinion of Pillar Aught LLC
10.1	2011 Orrstown Financial Services, Inc. Stock Incentive Plan, as amended and restated effective April 26, 2022
23.1	Consent of Pillar Aught LLC (contained in Exhibit 5.1 hereto)
23.2	Consent of Crowe LLP, Independent Registered Public Accounting Firm
24.1	Powers of Attorney (included on the signature page of this registration statement)
107.1	Filing Fee Table

Item 9. Undertakings.

    (a)    The Company hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however,that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
        (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
        (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
    (b)    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shippensburg, Commonwealth of Pennsylvania, on May 26, 2022.

ORRSTOWN FINANCIAL SERVICES, INC.
By:	/s/ Thomas R. Quinn, Jr.
Thomas R. Quinn, Jr. President and Chief Executive Officer

POWER OF ATTORNEY
KNOWN ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Orrstown Financial Services, Inc., a Pennsylvania corporation (the “Company”), constitutes and appoints Thomas R. Quinn, Jr., Neelesh Kalani and Matthew Dyckman, with full power of each of them to act alone, as the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposed as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his or her substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 26, 2022.

Signature	Capacity

/s/ Thomas R. Quinn, Jr.	President and Chief Executive Officer & Director
Thomas R. Quinn, Jr.	(Principal Executive Officer)

/s/ Neelesh Kalani	Executive Vice President and Chief Financial Officer
Neelesh Kalani	(Principal Financial Officer)

/s/ Sean P. Mulcahy	Senior Vice President & Chief Accounting Officer
Sean P. Mulcahy	(Principal Accounting Officer)

/s/ Joel R. Zullinger	Chairman of the Board and Director
Joel R. Zullinger

/s/ Cindy J. Joiner	Director
Cindy J. Joiner

/s/ Mark K. Keller	Director
Mark K. Keller

/s/ Thomas D. Longenecker	Director
Thomas D. Longenecker

/s/ Meera R. Modi	Director
Meera R. Modi

/s/ Andrea Pugh	Director
Andrea Pugh

/s/ Michael J. Rice	Director
Michael J. Rice

/s/ Eric A. Segal	Director
Eric A. Segal

/s/ Glenn W. Snoke	Director
Glenn W. Snoke

/s/ Floyd E. Stoner	Director
Floyd E. Stoner